Exhibit 4.2

TESLA MOTORS, INC.

FIFTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

TESLA MOTORS, INC.

FIFTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Fifth Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 31st day of August, 2009, by and among Tesla Motors, Inc., a Delaware corporation (the “Company”), the Series A stockholders listed on Exhibit A hereto (the “Series A Stockholders”), the Series B stockholders listed on Exhibit B hereto (the “Series B Stockholders”), the Series C stockholders listed on Exhibit C hereto (the “Series C Stockholders”), the Series D stockholders listed on Exhibit D hereto (the “Series D Stockholders”), the Series E stockholders listed on Exhibit E hereto (the “Series E Stockholders”) and the Series F stockholders listed on Exhibit F hereto (the “Series F Stockholders”).

RECITALS

A. The Company, the Series A Stockholders, the Series B Stockholders, the Series C Stockholders, the Series D Stockholders, and the Series E Stockholders previously entered into a Fourth Amended and Restated Investors’ Rights Agreement dated May 11, 2009 (the “Prior Agreement”), and such parties now wish to amend and restate the Prior Agreement in its entirety, and replace it with this Agreement which shall heretofore constitute the entire agreement of the parties with respect to the specific subject matter hereof, and supersede in its entirety the Prior Agreement, and all other agreements or understandings between or among the parties hereto with respect to such specific subject matter.

B. The Company and the Series F Stockholders have entered into a Series F Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company desires to sell to such Series F Stockholders and such Series F Stockholders desire to purchase from the Company shares of the Company’s Series F Preferred Stock. A condition to such Series F Stockholder’s obligations under the Purchase Agreement is that the Company, the Series A Stockholders, the Series B Stockholders, the Series C Stockholders, the Series D Stockholders and the Series E Stockholders amend and restate the Prior Agreement and enter into this Agreement, which shall supersede the Prior Agreement in all respects in order to provide the Series A Stockholders, the Series B Stockholders, the Series C Stockholders, the Series D Stockholders, the Series E Stockholders, and the Series F Stockholders with (i) certain rights to register shares of the Company’s Common Stock issuable upon conversion of the Preferred Stock held by the Series A Stockholders, the Series B Stockholders, the Series C Stockholders, the Series D Stockholders, the Series E Stockholders, and the Series F Stockholders, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities, and to provide the Series F Stockholders certain other consent and information rights. The Company, the Series A Stockholders, the Series B Stockholders, the Series C

Stockholders, the Series D Stockholders and the Series E Stockholders each desire to induce the Series F Stockholders to purchase shares of Series F Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth herein. The Company and the Series F Stockholders are also entering into other Transaction Agreements (as defined in the Purchase Agreement) pursuant to which such parties shall be entitled to certain rights and subject to certain obligations as set forth in such agreements.

C. Certain Series E Stockholders who purchased promissory notes of the Company pursuant to that certain Secured Note and Warrant Purchase Agreement, dated as of February 14, 2008, or that certain Secured Note Purchase Agreement, dated as of December 24, 2008 (each, a “Converting Noteholder”), are not already parties to the Prior Agreement. The Company shall use its commercially reasonable efforts to make such Converting Noteholders become parties to this Agreement by signing and delivering to the Company a counterpart signature page to this Agreement.

AGREEMENT

The parties hereby agree as follows:

1. Registration Rights. The Company, the Series A Stockholders, the Series B Stockholders, the Series C Stockholders, the Series D Stockholders, the Series E Stockholders, and the Series F Stockholders covenant and agree as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document;

(b) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and the Series F Preferred Stock, (ii) shares of Common Stock issuable upon conversion of the Series E Preferred Stock issued or issuable upon the conversion of warrants issued pursuant to that Secured Note and Warrant Purchase Agreement dated February 14, 2008, as amended, and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii) or (iii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction;

(c) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(e) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits incorporation by reference of the Company’s subsequent public filings under the Securities Exchange Act of 1934;

(f) The term “SEC” means the Securities and Exchange Commission; and

(g) The term “Qualified IPO” means completion of a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 under the Securities Act, in which the pre-public offering market capitalization of the Company is at least $250,000,000 (as determined by multiplying all outstanding common stock of the Company immediately prior to the public offering (assuming full conversion of any securities convertible into common stock of the Company) by the price per share offered to the public as of the closing of the public offering) and which results in aggregate cash proceeds to the Company of at least $50,000,000 (net of underwriting discounts and commissions);

(h) The term “Founder” means holders of the Company’s Registrable Securities listed on Exhibit G.

(i) For purposes of this Agreement, “Disability” shall mean that Elon Musk, at the time notice is given, is unable to substantially perform his duties as the Company’s Chief Executive Officer or Chairman of the Board, as applicable, for a period of not less than four (4) consecutive months as the result of his incapacity due to physical or mental illness.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) May 11, 2012, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000, then the Company shall, within ten (10) business days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to effect as soon as practicable, and in any event within sixty (60) days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) business days of the mailing of such notice by the Company in accordance with Section 5.3; provided, however, Blackstar Investco LLC, a Delaware limited liability company (“Newco”) may on its own request that the Company file a registration statement pursuant to this Section 1.2(a).

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting; provided, however, any representations and warranties to be made by such Holder in a proposed distribution are limited to (i) representations and warranties related to authority, ownership and the ability to convey title to such Holder’s Registrable Securities, including but not limited to representations and warranties that the Holder holds all right, title and interest in and to the Registrable Securities such Holder purports to hold, free and clear of all liens and encumbrances other than liens and encumbrances arising under this Agreement or any other Transaction Agreement (as defined in the Purchase Agreement) or state or federal securities laws, (ii) the obligations of the Holder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Holder have been duly executed by the Holder and delivered and are enforceable against the Holder in accordance with their respective terms subject to the limitations in clauses (i), (ii) and (iii) in Section 2.4 of the Purchase Agreement, and (iv) except as disclosed, neither the execution and delivery by such Holder of documents to be entered into in connection with the transaction, nor the performance of such Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency to which such Holder is bound by or subject to. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, as follows: (x) while any “market stand-off” provisions related to the Company’s initial public offering remain effect, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder and (y) at all other times, first to cover all Registrable Securities which Newco and Al Wahda Capital Investment LLC (“Al Wahda”)

requested to be registered (up to the limitation advised by the underwriter) in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by Newco and Al Wahda and second (to the extent that the limitation advised by the underwriter has not been reached) in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder (other than Newco and Al Wahda); provided, however, that in the event where the registration is initiated by Newco pursuant to Section 1.2(e), then the number of shares of Registrable Securities that may be included in the underwriting shall be allocated first to cover all Registrable Securities which Newco requested to be registered (up to the limitation advised by the underwriter) and second (to the extent that the limitation advised by the underwriter has not been reached) in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder (other than Newco); provided further, however, in each case that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than sixty (60) business days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twenty-four (24) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such sixty (60) business day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registration has been declared or ordered effective;

(ii) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

(e) Notwithstanding the foregoing, Newco shall be entitled to separately initiate two (2) registrations (any such registration shall count only to the extent it has been declared or ordered effective) pursuant to the proviso in the last sentence of Section 1.2(a) (subject to the other conditions of Section 1.2, other than Section 1.2(d)(i)).

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) business days after mailing of such notice by the Company in accordance with Section 5.3, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of not less than twenty percent (20%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or the Investor’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) business days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by such Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the

Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twenty-four (24) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such sixty (60) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); or (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

(d) Notwithstanding the foregoing, Newco shall be entitled to separately initiate request that the Company effect a registration on Form S-3 pursuant to this Section 1.4 (subject to the other conditions of such section).

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to three hundred sixty five (365) days.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; provided, however, any representations and warranties to be made by such Holder in a underwritten public offering are limited to those set forth in Section 1.2(b).

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; provided, however, the Holder may reasonably request the Company to prepare a supplement or post effective amendment to such registration statement and prospectus in order to correct such misstatement or omission.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed, including preparing necessary listing applications and providing any information reasonably requested by such securities exchange in connection therewith.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that the registration statement with respect to such securities becomes effective and on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion (dated the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective), of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter, dated as of each of such applicable dates, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(j) Permit any Holder (along with such Holder’s underwriters, attorneys and accountants) to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel and counsel for the Company should be included.

(k) Cause senior representatives of the Company to participate in any “road show” or “road shows” reasonably requested by any underwriter of an underwritten or “best efforts” offering of any Registrable Securities.

(l) Promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(2), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them (it being agreed that if Newco initiates the registration demand then Newco shall select such counsel) with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses; provided, however, that if Newco does not request withdrawal of the registration request, then Newco shall not bear any portion of such expenses and shall not forfeit its right to one demand registration pursuant to Section 1.2(e), and the other Holders shall bear these expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c) Registration on Form S-3. All expenses other than underwriting discounts and commissions incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them (it being agreed that if Newco initiates the registration demand then Newco shall select such counsel) with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company, shall be borne by the Company.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned in the same manner as provided in Section 1.2(b) or in such other proportions as shall mutually be agreed to by all such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included or (ii) any securities held by a Founder be included if any securities held by any selling Holder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each officer, director, partner or member of any of the foregoing against any expenses, judgments, losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, judgments, losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such expenses, judgments, loss, claim, damage, liability, or action; provided, however, that, so long as the Company is defending in good faith against any such loss, claim, damage, liability or action, the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such expense, judgment, loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will, severally but not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any expenses, judgments, losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, judgments, losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such expense, judgment, loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such expense, judgment, loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall, to the extent of any such prejudice, relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder, when combined with any amounts paid by such Holder pursuant to subsection 1.10 (b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control with respect to the Company and such underwriters.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned, in whole or in part (but only with all related obligations), by a Holder to (i) a transferee or assignee of at least 250,000 shares of such securities (subject to adjustment for stock splits, stock dividends, reclassification, combinations, dilutive issuances, deemed issuances or the like), (ii) a transferee or assignee of all of such Registrable Securities held by such transferring Holder, if less than 250,000 shares (subject to adjustment for stock splits, stock dividends, reclassification, combinations, dilutive issuances, deemed issuances or the like), (iii) a partner, member, Affiliate (as defined in the Purchase Agreement) or Affiliate (as defined in the Purchase Agreement) of a member of the transferring Holder, (iv) a transferee or assignee who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (v) a transferee or assignee that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act; and provided, further, that the rights of Newco pursuant to Sections 1.2(e) and 1.4(d) may not be assigned, either in whole or in part, except to Daimler AG (“Daimler”), an Affiliate (as defined in the Purchase Agreement) of Daimler, a member of Newco or an Affiliate of a member of Newco, or upon the written consent of the Company. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) or Affiliates (as defined in the Purchase Agreement) of such members or retired members shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, except with respect to the registration rights to be granted to the U.S. Department of Energy (the “DOE”) in connection with the Common Stock issuable upon conversion of the Series E Preferred Stock issuable upon exercise of the warrants to be issued to the DOE pursuant to the Conditional Commitment Letter by and between the Company and the DOE dated June 23, 2009 (the “DOE Registration Rights”), the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2; provided, however, that notwithstanding the foregoing, the Holders hereby agree to take such actions as are necessary to grant the DOE Registration Rights on the terms and conditions set forth in the Conditional Commitment Letter.

1.14 “Market Stand-Off” Agreement.

(a) Market-Standoff Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time not to exceed one hundred eighty (180) days (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering. The foregoing provisions of this Section 1.14(a) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the public offering of the Company’s securities are intended third-party beneficiaries of this Section 1.14(a) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(b) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(c) Transferees Bound. Each Holder agrees that he, she or it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (other than Section 1.10) after the date that is five (5) years following such time as Rule 144 (but not Rule 144A) or another similar exemption under the Securities Act is first available for the sale of all of such Holder’s shares during a three (3) month period without registration, except if such Holder holds at least two percent (2%) of the outstanding voting stock of the Company.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, as defined in Section 2.4 below:

(a) as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, a consolidated income statement for such fiscal year, a consolidated balance sheet of the Company and consolidated statement of stockholder’s equity as of the end of such year, and a consolidated statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with United States generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a consolidated unaudited profit or loss statement, a consolidated statement of cash flows for such fiscal quarter and a consolidated unaudited balance sheet as of the end of such fiscal quarter; and

(c) as soon as practicable, but in any event within sixty (60) days after the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis.

2.2 Inspection. The Company shall permit each Major Investor, as defined in Section 2.4 below, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that, other than to Newco, the Company shall not be obligated pursuant to this Section 2.2 to provide access to any Major Investor to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Confidentiality.

(a) Each Holder other than Newco acknowledges that the information received by it pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or disclose or disseminate such information to any other person (other than its or its Affiliates’ (as defined in the Purchase Agreement) employees, consultants or agents having a need to know the contents of such information and who are subject to confidentiality obligations similar to this provision, and its auditors, attorneys and other professional advisors, in each case if the advisor is subject to a confidentiality obligation similar to this provision or a legally enforceable code of professional conduct requiring confidential treatment of the Holder’s information), except (x) in connection with the exercise of rights under this Agreement, or (y) if disclosure is required by law, regulations or court order, provided that the Holder provides Company prompt notice of such required disclosure unless otherwise required by law or legal process. These limitations will not apply to such confidential information if the information (i) was in the Holder’s possession prior to its being furnished to Holder under this Agreement; (ii) is now, or hereafter becomes, through no act or failure to act on the part of the Holder, known to the public; (iii) is rightfully obtained by the Holder from a third party, without the Holder’s knowledge of a breach of any obligation to Company; or (iv) is independently developed by Holder without use of or reference to the confidential information. Notwithstanding any other provision in this Agreement to the contrary, the Company agrees that each Holder which is an institutional venture capital investor and its Affiliates may use, but not disclose, such confidential information retained in the unaided memories of persons who have had proper access to the confidential information in the course of its relationships with current or future commercial partners, and in evaluating, making or managing existing or future investments or investment relationships.

(b) The Company and Newco agree that the subject matter of the Confidentiality Agreement dated February 6, 2009 (the “Confidentiality Agreement”) shall also be deemed to include the transactions contemplated by the Series E Preferred Stock Purchase Agreement dated May 11, 2009 (the “Series E Purchase Agreement”) and the Stockholder Agreements (as defined in the Series E Purchase Agreement), any information received by Newco pursuant to such agreements (the “Newco Confidential Information”) and any information received by the Company pursuant to such agreements (the “Company Confidential Information”), in each case, without regard to the expiration date referenced in Section 10 of the Confidentiality Agreement; provided, however, that such Newco Confidential Information and Company Confidential Information may be used by Newco or the Company, respectively, for those purposes that directly are related to and necessary to its status as a party under this Agreement and the Stockholder Agreements.

2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, a “Major Investor” shall mean any person who holds at least 1,000,000 shares of the Series A Preferred Stock, 1,000,000 shares of the Series B Preferred Stock, 1,000,000 shares of the Series C Preferred Stock, 1,000,000 shares of the Series D Preferred Stock, 1,000,000 shares of Series E Preferred Stock, 1,000,000 shares of Series F Preferred Stock (or the Common Stock issued upon conversion thereof) issued pursuant to the Purchase Agreement, Series A Stock Purchase Agreement, the Series B Stock Purchase Agreement, the Series C Stock Purchase Agreement, the Series D Stock Purchase Agreement, or the Series E Purchase Agreement (subject, in each case, to adjustment for stock splits, stock dividends, reclassifications, combinations, dilutive issuances, deemed issuances or the like). For purposes of this Section 2.4, a Major Investor includes any partners, members and Affiliates (as defined in the Purchase Agreement) of a Major Investor and Affiliates of a member of a Major Investor. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself, or its partners, members and Affiliates (as defined in the Purchase Agreement) and its members’ Affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice by certified mail (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within thirty (30) business days after delivery of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) business day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

(c) The Company may, during the forty-five (45) business day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) business days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this paragraph 2.4 shall not be applicable (i) to the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors, pursuant to plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their services, (ii) to or after consummation of a Qualified IPO, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to stock splits, stock dividends or like transactions, (v) to the issuance of securities that, with unanimous approval of the Board of Directors of the Company, are not offered to any existing stockholder of the Company or (vi) to the issuance or sale of the Series F Preferred Stock under the Purchase Agreement. In addition to the foregoing, the right of first offer in this paragraph 2.4 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.5 Confidential Information and Invention Assignment Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Confidential Information and Invention Assignment Agreement in substantially the form approved by the Company’s Board of Directors.

2.6 Employee Agreements. Unless otherwise approved by the Board of Directors of the Company, all future employees of the Company who shall purchase, or receive options to purchase, shares of the Company’s Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for (i) for option grants issued to new employees in connection with joining the Company, vesting of shares over a four-year period with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months thereafter and (ii) a one hundred eighty (180) day lockup period in connection with the Company’s initial public offering. The Company shall retain a right of first refusal on transfers until the Company’s initial public offering and the right to repurchase unvested shares at cost.

2.7 Directors and Officers Insurance. Unless otherwise unanimously approved by the Company’s Board of Directors, the Company shall purchase and maintain Directors and Officers Insurance of not less than $15,000,000. Following the first firm commitment underwritten public offering by the Company of shares of its common stock pursuant to an effective registration statement under the Securities Act, the Board of Directors shall review the coverage amount of the Directors and Officers Insurance then in effect and make a good faith determination as to the appropriate amount of such insurance policy.

2.8 Termination of Covenants.

(a) The covenants set forth in Sections 2.1 through 2.8 shall terminate as to each Holder and be of no further force or effect upon the consummation of a Qualified IPO.

(b) The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than a Qualified IPO.

3. Additional Covenants.

3.1 Matters Related to Elon Musk.

(a) Chief Executive Officer. In the event Elon Musk is no longer serving as the Company’s Chief Executive Officer at any time during the period from the date of this Agreement until the later of December 31, 2012 or the launch of the Company’s Model S sedan, then the Elon Musk Revocable Trust dated July 22, 2003 shall cause Elon Musk to promptly propose a successor Chief Executive Officer (or, in the case of impossibility of performance by Elon Musk, the Elon Musk Revocable Trust dated July 22, 2003 shall promptly make such a proposal) (and the consent of the Newco Director (as defined in the Voting Agreement (as defined in the Purchase Agreement)) to such appointment of a new Chief Executive Officer may not be unreasonably withheld from and after January 1, 2011).

(b) Termination Rights.

(i) In the event that at any time during the period from the date of this Agreement until December 31, 2010, Elon Musk is not serving as the Company’s Chief Executive Officer, other than due to death or Disability, Newco (or Daimler or a Controlled Affiliate of Daimler (as defined in the Series E Purchase Agreement)) shall have the right, within thirty (30) days of the date the Company provides Newco written notice that Mr. Musk’s services as the Company’s Chief Executive Officer has ended (which notice the Company shall promptly provide to Newco), by notice to the Company, to terminate any of the Strategic Agreements (as defined in the Purchase Agreement) without any further liability or obligation, effective as of the date such notice is delivered to the Company, it being agreed that any rights under such terminated agreement(s) that have vested prior to such termination shall survive such termination solely to the extent vested prior to such termination; provided, however, that Newco (or Daimler or any Controlled Affiliate of Daimler) may not so terminate any Strategic Agreement (as defined in the Purchase Agreement) if the Newco Director (as defined in the Voting Agreement (as defined in the Purchase Agreement)) approves the appointment of the new Chief Executive Officer in accordance with Section 3.1(a) hereof (and the consent of the Newco Director to such appointment of a new Chief Executive Officer may be unreasonably withheld).

(ii) In the event that at any time during the period from January 1, 2011 until December 31, 2012, Elon Musk is not serving as the Company’s Chief Executive Officer or Chairman of the Board of Directors, in each case other than due to death or Disability, Newco (or Daimler or a Controlled Affiliate of Daimler) shall have the right, within thirty (30) days of the date the Company provides Newco written notice that Mr. Musk’s services as the Company’s Chief Executive Officer or Chairman, as applicable, has ended (which notice the Company shall promptly provide to Newco), by notice to the Company, to terminate any of the Strategic Agreements (as defined in the Series E Purchase Agreement) without any further liability or obligation, effective as of the date such notice is delivered to the Company, it being agreed that any rights under such terminated agreement(s) that have vested prior to such termination shall survive such termination solely to the extent vested prior to such termination; provided, however, that Newco (or Daimler or any Controlled Affiliate of Daimler) may not so terminate any Strategic Agreement (as defined in the Series E Purchase Agreement) if (A) the

Newco Director (as defined in the Voting Agreement (as defined in the Purchase Agreement)) approves the appointment of the new Chief Executive Officer in accordance with Section 3.1(a) hereof (which consent may not be unreasonably withheld) and (B) Elon Musk does not (1) render material services to (for example, as an employee, consultant, director, officer, principal, agent, member, owner, partner, operator, trustee, or manager) any other business, business unit or organization anywhere where the Company or its subsidiaries then do business, which is an automotive original equipment manufacturer other than Daimler or the Company or (2) invest in an automotive original equipment manufacturer other than Daimler or the Company; provided, however, that the foregoing will be deemed not to have occurred solely by reason of Elon Musk having aggregate beneficial ownership of less than 2% of the capital stock of another automotive original equipment manufacturer other than Daimler or the Company.

(c) Chairman of the Board. In the event Mr. Musk is no longer serving as the Company’s Chief Executive Officer after December 31, 2010, Mr. Musk shall continue to serve as Chairman of the Board of Directors, provide strategic guidance to the Company and serve as a spokesman of the Company through the later of December 31, 2012 or the launch of the Company’s Model S sedan.

3.2 Required Approvals.

(a) The Company shall not take (and shall cause its Affiliates (as defined in the Purchase Agreement) not to take) any of the following actions without the prior consent of Newco:

(i) authorize or issue, or obligate itself to issue, to any automotive original equipment manufacturer any other security of the Company, including any other security convertible into or exercisable for any security of the Company, having a preference over, or being on a parity with, the Series E Preferred Stock with respect to voting, dividends, conversion, redemption or upon liquidation;

(ii) amend or change (by reclassification, merger or otherwise) the last sentence of Article IV, Section 5(b) of the Company’s Sixth Amended and Restated Certificate of Incorporation;

(iii) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock or other security of the Company; provided, however, that this restriction shall not apply to: the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal; or

(iv) effect any material change in the nature of the Company’s business.

Notwithstanding the foregoing, Newco’s consent shall not, solely with respect to clauses (i) and (iii) of this Section 3.2(a), be required in connection with any Deemed Liquidation (as defined in the Purchase Agreement) if the proceeds payable to the Company’s stockholders in connection with such Deemed Liquidation are distributed in a manner consistent with the provisions set forth in Article IV, Sections 2(a)-(b) of the Company’s Sixth Amended and Restated Certificate of Incorporation, as may be further amended from time to time.

3.3 Compliance with Law. The Company shall comply with the United States Foreign Corrupt Practices Act, other United States anti-corruption Laws (as defined in the Purchase Agreement) and non-United States anti-corruption Laws, without regard to their jurisdictional limitations (the “Anti-Corruption Laws”) and will not take any actions that would result in a violation of the Anti-Corruption Laws, and will use commercially reasonable efforts to comply with United States and non-United States export control Laws. The Company shall not offer, pay, give, promise or authorize the payment or giving of anything of value directly or indirectly to any Government Official (as defined in the Purchase Agreement), in violation of such aforementioned laws. The Company shall not transfer money or other things of value with the purpose or effect of (a) commercial bribery, or (b) acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business in violation of such aforementioned laws. If any of the Company’s Related Persons (as defined in the Purchase Agreement) becomes a Government Official, the Company will promptly notify the Purchaser, and the parties will consult in good faith to address concerns under the FCPA (as defined in the Purchase Agreement) and use commercially reasonable efforts to resolve such concerns to the satisfaction of the parties and cooperate in good faith to avoid any violation of the FCPA. The Company will implement internal processes as it reasonably deems necessary and appropriate to ensure compliance with such aforementioned laws.

3.4 Technical Cooperation Provision.

(A) Subject to Section 3.4(B) below, the Company shall reasonably cooperate with Newco in conducting investigations of the Company’s and its subsidiaries’ technology, including but not limited to providing access to relevant Company and its subsidiaries pending patent application files and to relevant technical descriptions and drawings of the current commercial embodiments of the following systems: (a) the configuration of the energy storage system; (b) the thermal and electric management of the energy storage system; (c) the electric motor and related cooling system; and (d) the charging system for the energy storage system.

(B) All such investigations (and the Company’s obligation to cooperate therewith) shall only be conducted in a manner that (i) preserves attorney-client and other privileges of the respective parties (as determined by the relevant party in its reasonable judgment), (ii) does not disclose any proprietary or confidential information of the Company to any employee of Newco, Daimler or their Affiliates, or any of their respective employees or consultants who provide technical consulting, except and only to the extent necessary to convey the parameters of the investigation or describe the results thereof, and (iii) does not otherwise unreasonably disrupt the Company’s business or operations as determined in the Company’s reasonable judgment. All information disclosed by the Company to Newco and its employees or consultants with respect the foregoing investigations may be used only for conducting such investigations.

(C) Subject to Section 3.4(B) above, Newco and Controlled Affiliates of Daimler (as defined in the Series E Purchase Agreement) may use the conclusions of such studies solely for the purposes of structuring and conducting the Strategic Agreements (as defined in the Series E Purchase Agreement) or any other product development or distribution arrangement between any of them and Company; provided, however, and without limiting the forgoing, neither Newco nor any Controlled Affiliates of Daimler shall use either the conclusions of such studies nor the underlying information disclosed by Company to them as provided in Section 3.4(A) above, for the purposes of (i) conducting their respective businesses independent of the Company, (ii) filing or prosecuting any of their patents, or (iii) asserting any patents against Company or its Affiliates or with respect to any of Company’s or its Affiliates’ products.

3.5 Special Newco Notice.

(a) Newco shall provide the Company prompt written notice if (a) the representation set forth in Section 3.10 of the Series E Purchase Agreement is no longer true and accurate or (b) Daimler (or a Controlled Affiliate of Daimler) no longer holds 20% or more of the equity interests of Newco.

(b) Newco shall give notice to the Company of any new proposed members of Newco (other than the Identified Financial Investor (as defined in the Series E Purchase Agreement), Daimler, any Controlled Affiliate of Daimler (as defined in the Series E Purchase Agreement) or any Affiliate controlled (as defined in the Purchase Agreement) by the Identified Financial Investor) and no Person (as defined in the Purchase Agreement) (other than the Identified Financial Investor, Daimler, any Controlled Affiliate of Daimler or any Affiliate controlled by the Identified Financial Investor) shall become a member of Newco without the Company’s prior consent (which consent shall not be unreasonably withheld (provided, however, that the parties agree that granting a proposed new member (other than the Identified Financial Investor, Daimler, any Controlled Affiliate of Daimler or any Affiliate controlled by the Identified Financial Investor) rights with respect to any votes, consents, waivers or amendments with respect to the capital stock of the Company that Newco holds or may hold and the rights granted to Newco under or in connection with the Transaction Agreements may be the basis for a reasonable objection by the Company)).

(c) (A) Newco shall not grant to the Identified Financial Investor, without the prior consent of the Company (which consent shall not be unreasonably withheld) any rights which would permit the Identified Financial Investor to force Newco to affirmatively exercise Newco’s rights under (i) the Series E Purchase Agreement, (ii) the Letter Agreement (as defined in the Series E Purchase Agreement), (iii) the Side Agreement (as defined in the Series E Purchase Agreement), (iv) Sections 1.1(e), 4.2 (solely with respect to the third and fourth sentences thereof) or 4.3 (solely with respect to clause (b) of the second sentence thereof) of the Voting Agreement (as defined in the Purchase Agreement), (v) Sections 4.1 (solely with respect to the second sentence thereof) or 4.2 (solely with respect to clause (x) of the second sentence thereof) of the Right of First Refusal Agreement (as defined in the Purchase Agreement),

(vi) Sections 1.1(i), 1.2(a) (solely with respect to the last proviso thereof), 1.2(e), 1.4(d), 1.8, 2.2 (solely with respect to the proviso thereof), 2.3(b), 2.8, 3, the second sentence of Section 5.1, Section 5.2 (solely with respect to clause (a) of the proviso thereof) or Section 5.9 of this Agreement or (vii) a Deemed Liquidation transaction (as defined in the Purchase Agreement), in each case, under circumstances where Daimler or a Controlled Affiliated of Daimler would otherwise not desire to exercise such rights.

(B) Newco shall not grant to the Identified Financial Investor, without the prior consent of the Company (which consent shall not be unreasonably withheld) any rights which would require the Identified Financial Investor’s consent or waiver for Newco to exercise its rights under (i) the Series E Purchase Agreement, (ii) the Letter Agreement, (iii) the Side Agreement, (iv) Section 4.2 (solely with respect to the third and fourth sentences thereof) of the Voting Agreement (as defined in the Purchase Agreement), (v) Section 4.1 (solely with respect to the second sentence thereof) of the Right of First Refusal Agreement (as defined in the Purchase Agreement) or (vi) Sections 1.1(i), 3 (other than Section 3.2), the second sentence of Section 5.1 or Section 5.2 (solely with respect to clause (a) of the proviso thereof as they apply to Section 3 (other than Section 3.2) of this Agreement) of this Agreement.

(C) Newco shall not grant to the Identified Financial Investor, without the prior consent of the Company (which consent shall not be unreasonably withheld), any other rights with respect to any votes, consents, waivers or amendments that Newco holds or may hold under the provisions of the Transaction Agreements specified in clauses (i)-(vii) of subsection (A) above or clauses (i)-(vi) of subsection (B) above; provided, however that, notwithstanding anything in this Agreement to contrary, Newco shall be permitted (without any required consent of the Company) to grant to the Identified Financial Investor rights which would require the Identified Financial Investor’s consent or waiver for Newco to exercise its rights under any or all of the following: (i) Sections 1.1(e) and 4.3 (solely with respect to clause (b) of the second sentence thereof) of the Voting Agreement (as defined in the Purchase Agreement), (ii) Section 4.2 (solely with respect to clause (x) of the second sentence thereof) of the Right of First Refusal Agreement (as defined in the Purchase Agreement), (iii) Sections 1.2(a) (solely with respect to the last proviso thereof), 1.2(e), 1.4(d), 1.8, 2.2 (solely with respect to the proviso thereof), 2.3(b), 2.8, 3.2, Section 5.2 (solely with respect to clause (a) of the proviso thereof as they apply to Section 3.2) and Section 5.9 of this Agreement and (iv) a Deemed Liquidation transaction (as defined in the Purchase Agreement). For the avoidance of doubt, Newco shall not, by virtue of this Section 3.5, be prohibited from granting the Identified Financial Investor any rights with respect to any votes, consents, waivers or amendments that Newco holds or may hold under any other provisions of this Agreement, the Voting Agreement and the Right of First Refusal Agreement.

(d) Newco shall give the Company notice of any rights with respect to votes, consents, waivers or amendments with respect to the capital stock of the Company that Newco holds or may hold and the rights granted to Newco under or in connection with the Transaction Agreements that Newco grants to any of its members (other than to Daimler or any Controlled Affiliate of Daimler (as defined in the Series E Purchase Agreement)). The Company may only exercise any rights it may have with respect to an actual or alleged breach by Newco of Section 3.5(c) if it shall have given notice to Newco of such actual or alleged breach within 10 business days after Newco has delivered the notice referred to in the previous sentence (it being agreed that if the Company shall not deliver such notice within such 10 business days, the rights granted to members of Newco described in the notice referred to in the first sentence of this clause (d) shall be deemed to have been consented to by the Company). Upon receipt by Newco of such notice from the Company, Newco shall have 20 business days to cure any such breach, it being agreed that Newco shall be deemed to not be in such breach if it shall have cured such breach within such 20 business days.

3.6 Benefit; Assignment of Rights. The provisions of Section 3 shall be solely for the benefit of Newco, Daimler or a Controlled Affiliate of Daimler and may not be assigned, either in whole or in part, except to any of the foregoing, or upon written consent of the Company. The provisions of Section 3.5 shall be solely for the benefit of the Company and may not be assigned, either in whole or in part, except with the written consent of Newco.

3.7 Termination of Covenants.

(a) The covenants set forth in Section 3.1 hereof shall terminate and be of no further force or effect upon the earliest to occur of: (i) the consummation of a merger or consolidation of the Company with or into another corporation for cash consideration or stock that is publicly traded on a national securities exchange or a combination of cash consideration or such publicly traded stock in which the holders of capital stock of the Company immediately prior to such merger or consolidation do not continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring corporation, (ii) a sale of all or substantially all of the Company’s assets in which such assets are sold solely for cash consideration or stock that is publicly traded on a national securities exchange or a combination of cash consideration or such publicly traded stock, (iii) such time as Newco together with Daimler AG (“Daimler”) or any Controlled Affiliate of Daimler no longer hold at least 9,950,000 shares of Common Stock of the Company (including any shares of Common Stock of the Company issuable or issued upon the conversion of the Series E Preferred Stock of the Company and as equitably adjusted for any stock dividends, combinations, splits, recapitalizations, dilutive issuances, deemed issuances and the like), (iv) none of the Strategic Agreements (as defined in the Purchase Agreement) are in full force and effect or (v) such time as (A) the representation set forth in Section 3.10 of the Series E Purchase Agreement is no longer true and accurate in all material respects, (B) Daimler (or a Controlled Affiliate of Daimler) no longer holds 20% or more of the equity interests of Newco or (C) Newco is in breach in any material respect of Section 3.5 hereof (it being agreed that Newco shall be deemed to not be in such breach if (1) Newco notifies the Company of such breach within 10 business days of such breach and (2) Newco cures such breach within 20 business days after delivery of such notice).

(b) The covenants set forth in Section 3.2, 3.3 and 3.5 hereof shall terminate and be of no further force or effect upon the earliest to occur of: (i) the consummation of a Qualified IPO or (ii) any of the events set forth in Section 3.7(a)(i)-(v) above.

4. Additional Covenants.

4.1 Al Wahda Covenant. Al Wahda hereby acknowledges and agrees that the Abu Dhabi Water & Electricity Authority shall not be permitted, directly or indirectly, to transfer any of its equity interests in Al Wahda to any other party without the prior written consent of the Company. Al Wahda further acknowledges that is shall not issue any additional shares or equity interests to any Person without the prior consent of the Company.

4.2 Termination of Covenants. The covenants set forth in Section 4.1 hereof shall terminate and be of no further force or effect upon the earliest to occur of: (i) the consummation of a merger or consolidation of the Company with or into another corporation for cash consideration or stock that is publicly traded on a national securities exchange or a combination of cash consideration or such publicly traded stock in which the holders of capital stock of the Company immediately prior to such merger or consolidation do not continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring corporation, (ii) a sale of all or substantially all of the Company’s assets, (iii) such time as the original holders of Series F Preferred Stock hold less than 10,000,000 shares of Common Stock of the Company (including any shares of Common Stock issuable or issued upon the conversion of the Series F Preferred Stock of the Company and as equitably adjusted for any stock dividends, combinations, splits, recapitalizations, dilutive issuances, deemed issuances and the like), or (iv) the consummation of a Qualified IPO.

5. Miscellaneous.

5.1 Successors and Assigns. Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective successors, assigns and legal representatives. Except to the extent otherwise expressly provided herein, Newco may assign its rights, interests and obligations hereunder, in whole or in part, to a partner, member, Affiliate (as defined in the Purchase Agreement) of Newco or Affiliate (as defined in the Purchase Agreement) of a member of Newco or any other Person (as defined in the Purchase Agreement).

5.2 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least two-thirds of the Registrable Securities then outstanding; provided, however, that (a) any amendment to or waiver of Sections 1.1(i), 1.2(a) (solely with respect to the last proviso thereof), 1.2(e), 1.4(d), 1.8, 1.12 (solely with respect to the third proviso of the first sentence thereof), 2.2 (solely with respect to the proviso thereof), 2.3(a) (solely with respect to the exception with respect to Newco in the first sentence thereof), 2.3(b), 2.8, 3, the second sentence of Section 5.1, this proviso of Section 5.2, Sections 5.5, 5.6 or 5.9 shall require the written consent of Newco, (b) any amendment to or waiver of Section 4 shall require the written consent of Al Wahda and (c) any amendment or waiver hereof that by its express terms adversely affects a Holder in a manner different than any other Holder shall require the written consent of such Holder. Any Converting Noteholder may become a party to this Agreement by signing and delivering a counterpart signature page to this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other party hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

5.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax, or five (5) business days (in the case of intra-United States notices) and ten (10) business days (in the case of international notices) after being deposited in the U.S. or other Government Authority (as defined in the Purchase Agreement) mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the exhibits hereto or as subsequently modified by written notice.

5.4 Severability. To the fullest extent that they may effectively do so under applicable Law (as defined in the Purchase Agreement), the parties hereby waive any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable under applicable Law, the parties agree to promptly renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision within thirty (30) business days, then (a) if such provision is rendered or held invalid, illegal or unenforceable in a jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be, (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

5.5 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

5.6 Submission to Jurisdiction; Waiver of Jury Trial. Each party to this Agreement hereby irrevocably and unconditionally:

(a) agrees that any suit, action or proceeding instituted against him, her or it by any other party with respect to this Agreement or any other Transaction Agreement (as defined in the Purchase Agreement) may be instituted, and that any suit, action or proceeding by him, her or it against any other party with respect to this Agreement or any other Transaction Agreement shall be instituted, only in the courts of the State of Delaware, located in the County of New Castle (and appellate courts therefrom), (ii) consents and submits, for himself, herself or itself and his, her or its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against him, her or it by the other and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law (as defined in the Purchase Agreement);

(b) (i) waives any objection that he, she or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Agreement brought in any court specified in Section 4.6(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

(c) WAIVES ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(d) to the extent he, she or it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to himself, herself or itself or his, her or its property, hereby irrevocably waives such immunity in respect of his, her or its obligations with respect to this Agreement and the other Transaction Agreements.

5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.9 Aggregation of Stock. All shares of the Preferred Stock held or acquired by partners, members, Affiliates (as defined in the Purchase Agreement) and Affiliates (as defined in the Purchase Agreement) of members shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.11 Expenses. Each party hereto shall pay all costs and expenses that he, she or it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

5.12 Entire Agreement. This Agreement, any other Transaction Agreement (as defined in the Purchase Agreement) and any exhibits hereto or thereto (and, in the case of Newco and the Elon Musk Revocable Trust dated July 22, 2003, the Letter Agreement, dated May 11, 2009 between such parties and in the case of Newco and the Company, the Side Agreement, dated May 11, 2009, between such parties), constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that, with regard to the subject matter hereof, he, she or it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement or any other Transaction Agreement (as defined in the Purchase Agreement) (or, in the case of Newco and the Elon Musk Revocable Trust dated July 22, 2003, the Letter Agreement, dated May 11, 2009 between such parties or in the case of Newco and the Company, the Side Agreement, dated May 11, 2009, between such parties).

5.13 Termination of Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall terminate and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

[Signature Page Follows]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

TESLA MOTORS, INC.

By:	/s/ Elon Musk
Elon Musk,
Chief Executive Officer

Address:

1050 Bing Street
San Carlos, CA 94070

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

BLACKSTAR INVESTCO LLC

By:	/s/ Ruben Simmons, Jr.
Ruben Simmons, Jr.,
President

By:	/s/ Karl-Wilhelm Kaufmann
Karl-Wilhelm Kaufmann,
Treasurer

Address:

Blackstar Investco LLC
c/o Daimler North America Corporation
One Mercedes Drive
Montvale, NJ 07645

With a copy to:

Daimler AG
Epplestr. 225
70546 Stuttgart

With a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

AL WAHDA CAPITAL INVESTMENT LLC

By:	/s/ H.E. Ahmed Saif Al Darmaki
H. E. Ahmed Saif Al Darmaki,
General Manager

Address:

Al Wahda Capital Investment LLC
7th Floor, ADWEA Building
6th Street
Abu Dhabi
United Arab Emirates

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

FCP HOLDINGS LIMITED

By:	/s/ Michael Obermayer
Michael Obermayer,
Director

Address:

FCP Holdings Limited 155, Archiepiskopou Makariou III Avenue PROTEAS HOUSE, 5th Floor P.C. 3026, Limassol Cyprus

Or:

FCP Holdings Limited P.O. Box 58159 3731 Cyprus

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

DRAPER FISHER JURVETSON FUND VIII, L.P.

By:	/s/ John Fisher
Name:	John Fisher
Title:	Managing Director

DRAPER FISHER JURVETSON PARTNERS VIII, LLC

By:	/s/ John Fisher
Name:	John Fisher
Title:	Managing Member

DRAPER ASSOCIATES, L.P.

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	General Partner

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

DRAPER FISHER JURVETSON GROWTH FUND 2006, L.P.

By:	Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.
Its:	General Partner

By:	DFJ Growth Fund 2006, Ltd.
Its:	General Partner

By:	/s/ Mark W. Bailey
Mark W. Bailey,
Director

DRAPER FISHER JURVETSON PARTNERS GROWTH FUND 2006, LLC

By:	/s/ Mark W. Bailey
Mark W. Bailey,
Authorized Member

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

ELON MUSK REVOCABLE TRUST DATED JULY 22, 2003

By:	/s/ Elon Musk
Elon Musk,
Trustee

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

TECHNOLOGY PARTNERS FUND VIII, LP

By:	TP Management VIII, LLC

By:	/s/ Ira Ehrenpreis

Name:	Ira Ehrenpreis

Title:	Managing Member

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

VALOR EQUITY PARTNERS, LP

By:	Valor Equity Management, LLC
Its:	General Partner

By:	Valor Management Corp.
Its:	Managing Member

By:	/s/ Antonion J. Gracias
Antonio J. Gracias,
Chief Executive Officer

VALOR VC, LLC

By:	/s/ Antonio J. Gracias
Antonio J. Gracias,
Managing Member

VEP TESLA HOLDINGS, LLC

By:	/s/ Antonio J. Gracias
Antonio J. Gracias,
Chief Executive Officer

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.

By:	VantagePoint Venture Associates IV, LLC
Its:	General Partner

By:	/s/ J. Stephan Dolezalek

Title:	Authorized Signatory

VANTAGEPOINT VENTURE PARTNERS IV, L.P.

By:	VantagePoint Venture Associates IV, LLC
Its:	General Partner

By:	/s/ J. Stephan Dolezalek

Title:	Authorized Signatory

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.

By:	VantagePoint Venture Associates IV, LLC
Its:	General Partner

By:	/s/ J. Stephan Dolezalek

Title:	Authorized Signatory

VANTAGEPOINT CLEANTECH PARTNERS, L.P.

By:	VantagePoint CleanTech Associates
Its:	General Partner

By:	/s/ J. Stephan Dolezalek

Title:	Authorized Signatory

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

JASPER HOLDINGS, LLC

By:	/s/ Kimbal Musk

Name:

Title:

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

/s/ Marc Tarpenning
Marc Tarpenning

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

WESTLY CAPITAL PARTNERS, L.P.

By:	/s/ Steve Westly
Steve Westly,
Managing Partner

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

/s/ Craig W. Harding
Craig W. Harding

EXHIBIT A

SERIES A STOCKHOLDERS

Name

Elon Musk Revocable Trust dated July 22, 2003

Martin Eberhard

Marc Tarpenning

SDL Ventures, LLC

Ian Wright

Rob Ferber

The Severo M. Ornstein and Laura E. Gould 1987 Trust

Yoler-LeNail Living Trust

Bill and Karen Moggridge

Rainer & Susan Eberhard

Eric & Cheryl Eberhard

Nancy Eilerts

Carolyn Howk

Doug Klein

Tom and Tristan Colson

Compass Venture Partners II, L.P.

EXHIBIT B

SERIES B STOCKHOLDERS

Name

Elon Musk Revocable Trust dated July 22, 2003

Martin Eberhard

Kimbal Musk

Marc Tarpenning

Valor Equity Partners L.P.

Compass Venture Partners II, LP

Jeffrey B Straubel

Malcolm Smith

Thomas E. Colson

Douglas H. Klein

TVEST, LLC

EXHIBIT C

SERIES C STOCKHOLDERS

Name

Elon Musk Revocable Trust dated July 22, 2003

VantagePoint Venture Partners IV (Q), L.P.

VantagePoint Venture Partners IV, L.P.

VantagePoint Venture Partners IV Principals Fund, L.P.

VantagePoint CleanTech Partners, L.P.

Amphitheatre LLC

Chris Byrne

Compass Venture Partners II, L.P.

Draper Fisher Jurvetson Fund VIII, L.P.

Draper Fisher Jurvetson Partners VIII, LLC

Draper Associates, L.P.

The Dale Djerassi Revocable Trust

Michael Dubilier

Martin Eberhard

Gemini Consulting, LLC

Valor VC, LLC

Valor Equity Partners L.P.

Bay Area Equity Fund I, L.P.

Kite Hill Capital LLC

GREG KOURI LIVING TRUST, dated February 2, 2006

Joseph William Lee Trust dated 10/11/2000

Garcia, LLC

Tao, LLC

Tyrone Farrar Pike Separate Property Trust

Lyndon Rive

Peter Rive

Pacific Sequoia Holding LLC

Jeffrey B. Straubel

Marc Tarpenning

The Mark B. Templeton Revocable Trust

The Vertical Fund II, L.P.

Mineral Acquisition Partners, Inc.

EXHIBIT D

SERIES D STOCKHOLDERS

Name

Bay Area Equity Fund I, L.P.

Riverwood Capital LLC

Richard Yie Chen and Lucy Leong Chen Trust

Compass Venture Partners II, L.P.

Draper Fisher Jurvetson Partners VIII, LLC

Draper Fisher Jurvetson Fund VIII, L.P

Draper Associates, L.P.

Martin Eberhard

H. Perry Fell

Kenneth Roger Jacobs and Margaret Laseck-Jacobs,

TTEES of the 2002 Jacobs Family Trust, UDT October 30, 2002

Jon Mittelhauser

Elon Musk Revocable Trust Dated July 22, 2003

Tom O’Leary

Konstantin Othmer

Pacific Sequoia Holdings LLC

Samuel G. Perry

Ryan Scott

The Skoll Foundation

The Skoll Fund

TAO, L.L.C.

Marc Tarpenning

Technology Partners Fund VIII, LP

Valor Equity Partners, L.P.

VantagePoint CleanTech Partners, L.P.

VantagePoint Venture Partners IV (Q), L.P.

VantagePoint Venture Partners IV Principals Fund, L.P.

VantagePoint Venture Partners IV, L.P.

John Weiser

Yoler-LeNail Living Trust

EXHIBIT E

SERIES E STOCKHOLDERS

Blackstar Investco LLC

Elon Musk Revocable Trust dated July 22, 2003

VEP Tesla Holdings LLC

Draper Associates L.P.

Draper Fisher Jurvetson Fund VIII, LP

Draper Fisher Jurvetson Partners VIII, LLC

Draper Fisher Jurvetson Growth Fund 2006, L.P.

Draper Fisher Jurvetson Partners Growth Fund 2006, L.P.

Westly Capital Partners, L.P.

Bay Area Equity Fund I, L.P.

Technology Partners Fund VIII, LP

Pacific Sequoia Holdings LLC

TAO, L.L.C.

Valor Equity Partners L.P.

Jennifer Krach

Rod Wormer and Barbara Karplus

Jasper Holdings LLC

Social Concepts, Inc.

Joseph William Lee Trust

John Weiser

Amphitheatre LLC

Kite Hill Capital LLC

Ryan Scott

Richard Contreras

Volta Capital Group LLC

Valor VC, LLC

Greg Kouri Trust

Keith Kambies

Compass Technology Partners LP

Yoler-LeNail Living Trust

Craig W. Harding

Steven Alan Jove

The Skoll Foundation

The Skoll Fund

Samuel G. Perry

Franz von Holzhausen

John A. Porcella III and Lisa R. Porcella

Diarmuid O’Connell

Michael Taylor

Brian Boggs

Dustin Grace

Jeff Weintraub

Scott A Brenneman

Ernest Villanueva

VantagePoint Venture Partners IV, L.P.

Ze’ev Drori

Bigwood Capital LLC

Resolute Partners, LP

K&E Investment Partners, L.P.-2006 DIF

Michael Dubilier

The Vertical Fund II, LP

Kouri Group, LLC

Aaron Platshon

Jon Mittelhauser

Christopher L. Kaufman Trust

VP Company Investments 2008, LLC

Weilin Chang

EXHIBIT F

SERIES F STOCKHOLDERS

Name

Al Wahda Capital Investment LLC

Blackstar Investco LLC

FCP Holdings Limited

EXHIBIT G

FOUNDERS

Martin Eberhard

Marc Tarpenning